Exhibit 10.1

SECOND AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

This Second Amendment to the Executive Employment Agreement (“Agreement”) dated the 18th day of September, 2006, by and between Jeffrey W. Griffiths (“Employee”), and Lumber Liquidators, Inc., a Delaware corporation (the “Company”), is effective December 23, 2009.

WHEREAS, the Company and Employee desire to amend the Agreement to (a) extend its term, (b) provide for an additional equity grant to vest at the end of such extension, and (c) make such other changes as noted below.

NOW, THEREFORE, in consideration of the mutual promises and of the covenants set forth herein, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee hereby agree to amend Sections 1.1 and 1.2 of the Agreement and to add new Sections 1.3(d) and 2.4(d) to the Agreement as follows:

1.	Section 1.1 is amended to add the following language at the end thereof:

Notwithstanding the above, effective on and after December 23, 2009, Employee agrees that if the Board of Directors appoints a replacement President and Chief Executive Officer, Employee will continue in his employment with the Company through the end of the term of this Agreement and that he will diligently perform the duties and exercise the powers and functions assigned to him by the Board of Directors.

2.	Section 1.2 is amended to revise the first sentence thereof to read as follows:

The term of this Agreement shall commence on September 18, 2006 (“Commencement Date”), continue for a period of five and one-half (5 1/2) years from such date and end March 18, 2012, unless it is terminated earlier in accordance with Article II of this Agreement.

3.	Section 1.3 is amended to add the following subsection (d), and current subsections (d) through (g) are re-designated as subsections (e) through (h):

(d) Employee shall receive an option to purchase a whole number of shares of the Company’s Common Stock with a value of $750,000. For purposes of calculating the number of option shares subject to this option grant, the value will be determined using the Black-Scholes valuation methodology as of the close of business on the grant date. In the event the value does not equate to a whole number of option shares, then fractional option shares will be disregarded and the number of option shares granted shall be rounded down to the nearest whole option share. The exercise price for each option share will be the fair market value of Company Common Stock as of January 1, 2010 (the grant date approved by the Compensation Committee of the Company’s Board of Directors), in accordance with the Lumber Liquidators, Inc. 2007 Equity Compensation Plan.

The option shares shall vest, and shall be exercisable, upon Employee’s continued employment with the Company through March 17, 2012. This option grant will be subject to and evidenced by the terms and conditions set forth in the form of option agreement attached hereto as Exhibit I.

4.	Section 2.4 is amended to add the following subsection (d):

(d) Section 2.4(c) above notwithstanding, effective December 23, 2009, and through the term of this Agreement, a “Good Reason Event” shall not include a change in Employee’s position with the Company, as set forth in item (i) of Section 2.4(c), so long as such change is made in connection with the Company’s succession plan.

IN WITNESS OF WHEREOF, the parties hereto have executed this Second Amendment to the Executive Employment Agreement on 23rd day of December 2009.

LUMBER LIQUIDATORS, INC.

/s/ Jeffrey W. Griffiths	By:	/s/ E. Livingston B. Haskell
JEFFREY W. GRIFFITHS	Print:	E. Livingston B. Haskell
	Title:	Secretary and General Corporate Counsel

EXHIBIT I TO THE SECOND AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

                        ,

Jeffrey W. Griffiths

2104 Country View Lane

Lansdale, PA 19446

Dear Jeff:

Lumber Liquidators, Inc. (the “Company”) has designated you to be a recipient of a non-statutory stock option to purchase shares of the common stock of the Company, par value $.001 per share (“Stock”), subject to the employment-based vesting restrictions and other terms set forth in this Award Agreement and in the Lumber Liquidators, Inc. 2007 Equity Compensation Plan (the “Plan”).

The grant of this stock option is made pursuant to the Plan. The Plan is administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”). The terms of the Plan are incorporated into this Award Agreement and in the case of any conflict between the Plan and this Award Agreement, the terms of the Plan shall control. A copy of the Plan will be provided to you upon request.

1. Grant. In consideration of your agreements contained in this Award Agreement, the Company hereby grants to you a non-statutory option (“NSO”) to purchase from the Company ______ shares of common stock of the Company (the “Company Stock”) at $____ per share. The exercise price of the NSO is equal to the closing price of the Company Stock on the New York Stock Exchange on ______________ (the “Grant Date”), the date approved by the Committee as the Grant Date of the NSO award.

2. Vesting. The grant of the NSO is subject to the following terms and conditions:

(a) The shares covered by the NSO shall vest, and shall be exercisable, upon your continued employment with the Company through March 17, 2012.

(b) The shares covered by the NSO shall also 100% vest upon a Change in Control of the Company (as defined in the Plan) to the extent not already exercisable.

(c) Notwithstanding the foregoing, you must be employed by the Company (or any Subsidiary) on the relevant date for any shares to vest. If your employment with the Company (or any Subsidiary) terminates for any reason, any rights you may have under the NSO and this Award Agreement with regard to unvested shares shall be null and void.

3. Exercise.

(a) Except as otherwise stated in this Award Agreement and in the Plan, the NSO may be exercised, in whole or in part, from the Vesting Date described above until the earliest of (i) ten years and one day following the Grant Date, or (ii) the end of the applicable period set forth in subsection (b) below. Any portion of the NSO that is not exercised prior to its expiration shall be forfeited.

(b) Except as otherwise stated in this section, the NSO may be exercised only while you are employed by the Company (or any Subsidiary). The exercisability of the NSO after you have ceased to be employed by the Company (or any Subsidiary) is subject to the following terms and conditions:

(i) If your employment by the Company (or any Subsidiary) is terminated by you or the Company for any reason other than your death or Disability, you may exercise any or all of the NSO that is then fully vested and exercisable within three months after your employment by the Company (or any Subsidiary) terminates.

(ii) If you become Disabled while employed by the Company (or any Subsidiary), you may exercise any or all of the NSO that is then fully vested and exercisable within one year after your employment by the Company (or any Subsidiary) terminates on account of Disability. The Committee shall, in its discretion, determine whether you are Disabled.

(iii) If you die while you are employed by the Company (or any Subsidiary), the person to whom your rights under the NSO shall have passed by will or by the laws of distribution may exercise any or all of the NSO that is then fully vested and exercisable within one year after your death.

4. Payment Under NSO. You may exercise the NSO in whole or in part, but only with respect to whole shares of Company Stock. You may make payment of the NSO price in cash, in shares of Company Stock that you already own, or in any combination thereof. If you deliver shares of Company Stock to make any such payment, the shares shall be valued at the Fair Market Value (as defined in the Plan) thereof on the date you exercise the NSO.

5. Transferability of NSO. The NSO is not transferable by you (other than by will or by the laws of descent and distribution) and, except as otherwise stated in this Award Agreement, may be exercised during your lifetime only by you.

6. Fractional Shares. A fractional share of Company Stock will not be issued and any fractional shares may be disregarded by the Company.

7. Adjustments. If the number of outstanding shares of Company Stock is increased or decreased as a result of a stock dividend, stock split or combination of shares, recapitalization, merger in which the Company is the surviving corporation, or other change in the Company’s capitalization without the receipt of consideration by the Company, the number and kind of shares with respect to which you have an unexercised NSO and the exercise price shall be proportionately adjusted by the Committee, whose determination shall be binding.

8. Exercise. To exercise the NSO, you must deliver to the Corporate Secretary of the Company written notice stating the number of shares you have elected to purchase and arrange for payment to the Company as described in Section 4 above. Notwithstanding the provisions of Section 9, such notice may be sent to the Corporate Secretary via e-mail.

9. Notice. Any notice to be given to the Company under the terms of this Award Agreement shall be addressed to the Corporate Secretary at Lumber Liquidators, Inc., 3000 John Deere Road, Toano, Virginia 23168. Any notice to be given to you shall be addressed to you at the address set forth above or your last known address at the time notice is sent. Notices shall be deemed to have been duly given if mailed first class, postage prepaid, addressed as above.

10. Forfeiture and Repayment Provision. If the Committee determines, in its sole discretion, that you have, at any time, willfully engaged in conduct that is harmful to the Company, the Committee may declare that all or a portion of the NSO is immediately forfeited. If the Committee determines, in its sole discretion, that you have willfully engaged in conduct that is harmful to the Company, you shall repay to the Company all or any shares of Common Stock acquired through the exercise of the NSO or all or any of the amount realized as a result of the sale of Common Stock acquired through the exercise of the NSO, to the extent required by the Committee. Repayment or forfeiture required under this Section shall be enforced by the Board or its delegate, in the manner the Board or its delegate determines to be appropriate. Your acceptance of the award reflected in this Award Agreement constitutes acceptance of the forfeiture and repayment provisions of this Section.

11. Applicable Withholding Taxes. By signing this Award Agreement, you agree to pay to the Company the amount that must be withheld under federal, state and local income and employment tax laws (the “Applicable Withholding Taxes”) or to make arrangements satisfactory to the Company for the payment of such taxes.

12. Applicable Securities Laws. You may be required to execute a customary written indication of your investment intent and such other agreements the Company deems necessary or appropriate to comply with applicable securities laws. The Company may delay delivery of the shares purchased pursuant to the exercise of the NSO until you have executed such indication or agreements.

13. Acceptance of NSO. This Award Agreement deals only with the NSO you have been granted and not its exercise. Your acceptance of the NSO, which shall be deemed to take place when you sign this Award Agreement, places no obligation or commitment on you to exercise the NSO. By signing below, you indicate your acceptance of the NSO and your agreement to the terms and conditions set forth in this Award Agreement, which, together with the terms of the Plan, shall become the Company’s Stock Option Agreement with you. You also hereby acknowledge that a copy of the Plan has been made available and agree to all of the terms and conditions of the Plan, as it may be amended from time to time. Unless the Company otherwise agrees in writing, the NSO reflected in this Award Agreement will not be exercisable as a Stock Option Agreement if you do not sign and return a copy to Livingston Haskell by [            ].

IN WITNESS WHEREOF, the Company has caused this Stock Option Agreement to be signed, as of this _____ date of _______________, ___________.

LUMBER LIQUIDATORS, INC.

By:
Name:
Its:

Agreed and Accepted:

Jeffrey W. Griffiths

[Date]